Exhibit 99.1

September 26, 2017

BlackRock Capital Investment Corporation Announces Expiration and Final Results of Tender Offer for Any and All of Its Outstanding 5.50% Convertible Senior Notes due 2018

NEW YORK, September 26, 2017 — BlackRock Capital Investment Corporation (NASDAQ: BKCC) (the “Company”) announced today the expiration and final results of the Company’s previously announced offer to purchase (the “Tender Offer”) for cash any and all of its outstanding 5.50% Convertible Senior Notes due 2018 (CUSIP No. 092533AB4) (the “Notes”).

The Tender Offer expired at 12:00 midnight, New York City time, on September 26, 2017 (one minute after 11:59 p.m., New York City time, on September 25, 2017). As of the expiration of the Tender Offer, $59,959,000 aggregate principal amount of the Notes, representing approximately 52.14% of the outstanding Notes, were validly tendered and not validly withdrawn pursuant to the Tender Offer. The Company has accepted for purchase all Notes that were validly tendered and not validly withdrawn pursuant to the Tender Offer at a purchase price equal to $1,015.00 per $1,000 principal amount of Notes (plus accrued and unpaid interest on such Notes, if any, from August 15, 2017, up to but not including the settlement date). The Company expects to settle the Tender Offer on September 27, 2017.

Following settlement of the Tender Offer, approximately $55,041,000 aggregate principal amount of Notes will remain outstanding.

Global Bondholder Services Corporation served as the information agent and the depositary for the Tender Offer.

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase, the Letter of Transmittal and related materials, as they may be amended or supplemented. Holders should read the Company’s commencement Tender Offer statement on Schedule TO filed with the SEC in connection with the Tender Offer, which includes as exhibits the Offer to Purchase, the Letter of Transmittal and related materials, as well as any amendments or supplements to the Schedule TO. Each of these documents have been filed with the SEC and holders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information agent in connection with the Tender Offer at (212) 430-3774 (US toll-free) or (866) 470-4200 (collect).

Forward-Looking Statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies;

(10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on the Company’s website is not a part of this press release.

About BlackRock Capital Investment Corporation

Formed in 2005, BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

BlackRock Capital Investment Corporation

Investors:

Nik Singhal, 212-810-5427

or

Press:

Brian Beades, 212-810-5596

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